Exhibit 14.1

Adopted
May 1, 2008
HERSHA HOSPITALITY TRUST

Code of Ethics

Senior Financial Officers, Trustees and Employees of Hersha Hospitality Trust (the “Trust”) are charged with the responsibility and have the authority to protect and preserve the financial interests of all of the stakeholders in the Trust, including, without limitation, shareholders and employees. The Trust’s Senior Financial Officers, Trustees and Employees fulfill this responsibility and authority by developing and enforcing policies and procedures for the operation of the Trust’s financial functions. All Senior Financial Officers, Trustees and Employees of the Trust are required to act in conformance with this Code of Ethics at all times.

This Code of Ethics may be revised or supplemented from time to time to reflect changing laws and ethical standards. Each Senior Financial Officer, Trustee and Employee is responsible for maintaining a working knowledge and understanding of this Code of Ethics. Senior Financial Officers and Trustees will be required to certify on an annual basis that he or she has read, understands and agrees to comply with the most recent version of this Code of Ethics.

Ethics Policy

We at Hersha Hospitality Trust believe that the financial success of our shareholders and the positive growth of our company is fueled by a stern commitment to highly ethical and moral business practices. The central tenet of the Trust’s culture is that all tasks are performed with the utmost integrity and honesty. We take great pride in the fact that fair dealing is at the foundation of all transactions and interactions. And it is our goal to constantly reinforce the idea that promoting good citizenship and community involvement are pillars in the operation of our company. All senior officers, trustees and employees exercise openness and maintain accessibility to allow transparency and optimal synergy. Above all we believe that good ethical conduct leads to a strong, respectable and successful company.

Financial Ethics

A.	Each Senior Financial Officer, Trustee and Employee will exhibit and promote the highest standards of ethical conduct by:
1.
encouraging and rewarding professional integrity in all aspects of the Trust’s financial dealings by eliminating all inhibitions and barriers to responsible behavior, such as coercion, fear or alienation;

2.
prohibiting and eliminating the appearance or occurrence of conflicts between what is in the best interests of the Trust and what could result in material personal gain for a member of the Trust’s financial departments, including Senior Financial Officers and Trustees, or other senior management in the Trust. In the event any Senior Financial Officer, Trustee or Employee becomes aware of any such conflict, he or she should promptly report the same to the Trust’s Staff Counsel and the chairman of the Audit Committee of the Trust’s Board of Trustees;

3.
providing a mechanism for members of the Trust’s financial departments to inform senior management of deviations in practice from established policies and procedures governing honest and ethical behavior; and

4.	demonstrating his or her personal support for such policies and procedures by providing periodic communications throughout the Trust’s financial departments that reinforce these ethical standards.

B.
Financial Records and Periodic Reporting. Senior Financial Officers, Trustees and Employees will maintain the Trust’s transaction and reporting systems and other procedures in a manner necessary to ensure that:

1.
all of the Trust’s business transactions are properly authorized and completely and accurately recorded in the Trust’s books and records in accordance with generally accepted accounting principles and established financial policies of the Trust;

2.
the retention or disposal of the Trust’s financial records is in accordance with the Trust’s established practices for retention or disposal of such records and applicable legal and regulatory requirements; and

3.
periodic financial communications and reports will be delivered in a timely manner and in a way that demonstrates a high degree of clarity as to content and meaning in order to enable readers and users of the communications and reports to accurately determine their significance and consequence.

C.	Financial Compliance. Senior Financial Officers and Trustees will:
1.
educate employees in the Trust’s financial departments about any federal, state or local law, rule or regulation that affects the operation of the Trust’s financial departments or the Trust in general;

2.	monitor compliance by the Trust’s financial departments with any applicable federal, state or local law, rule or regulation; and
3.	promptly identify, report and correct any detected deviations from applicable federal, state or local law, rule or regulation.

Compliance with Applicable Laws, Rules and Regulations

Respecting and obeying the law is one of the fundamental tenets of the Trust. As the company expands so does the set of rules and regulations employees must adhere to under the federal, various state and local jurisdictions. As such, employees shall not take any action that he or she knows or reasonably should know would violate any law or regulation.

Conflicts of Interest

Employees must act to avoid situations that would present a potential or actual conflict between their interests and the interests of the Trust. Potential conflicts include but are not limited to situations where employees or their friends or family receive improper personal benefits as a result of their knowledge obtained or resources available through affiliation with the company.

Protection and Proper Use of Company Assets

Proper use and care of company assets have a direct impact upon the company’s growth and success. Therefore, all employees have a duty to protect company assets and to ensure their efficient use. All company assets must be used for business purposes only.

Confidentiality

Employees of the Trust have a duty to maintain and protect the confidentiality of information entrusted to them by the Trust. Confidential information includes all nonpublic information, including information that might be of use to competitors, or harmful to the Trust or its customers, if disclosed. Confidential information includes, without limitation, financial information, forecasts and analyses and offers and proposals for acquisitions, dispositions and other transactions and the other documents and analyses related thereto, and new client accounts or the termination of existing client accounts.  Employees may not disclose, reveal, employ or discuss such confidential information for their own direct or indirect benefit or for the direct or indirect benefit of any family member, friend, relative or other recipient of the information. Should any employee have a question as to whether certain information is considered confidential, that person should contact or consult with the Trust’s Staff Counsel. The obligation to keep company information confidential continues following termination of employment. The Trust will pursue all legal remedies available at law or in equity to prevent any former employee from using confidential Trust information.

Reporting any Illegal or Unethical Behavior

If an employee of the Trust believes a violation of this Code or any law, rule, regulation or policy has taken place he or she has a duty to report, on a confidential, anonymous basis if the employee so desires, this violation. Initially, employees are encouraged to speak to their supervisor or manager about the violation. Any supervisor or manager who receives a report of a potential violation must report it immediately to the Trust’s Staff Counsel or the Trust’s Human Resources Manager. Employees also have the option to communicate the violation directly to the Trust’s Staff Counsel in writing.

In addition, any concerns regarding financial statement disclosures, accounting, internal accounting controls, auditing matters shall be set forth in writing and forwarded in a sealed envelope to the chairman of the Audit Committee.

Enforcement of the Code of Ethics

Once a violation is reported pursuant to the procedure outlined in the reporting any illegal or unethical behavior section of this Code, appropriate Trust personnel will investigate and evaluate the report. All trustees, senior officers, and employees have the duty to cooperate with any investigation or inquiry that is initiated pursuant to a reported violation. Any violation of this Code of Ethics by any senior financial officer, trustee, or employee will lead to disciplinary action which may include, without limitation, one or more of a warning or letter of reprimand, demotion, loss of merit increase, bonus or stock options, suspension without pay or termination of employment.

Waiver of the Code of Ethics

Any waiver of this Code for executive officers or trustees may be made only by the Board or a Board Committee authorized to grant such waiver and must be promptly disclosed to the shareholders of the Trust.

Fair Dealing

Each employee, officer and trustee of the Trust shall endeavor to deal fairly with the Company's customers, suppliers, competitors and employees. No  employee, officer and trustee of the Trust shall  take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other unfair-dealing practice.

Corporate Opportunities

Employees, officers and trustees of the Trust shall be prohibited from (a) taking for themselves personally opportunities that are discovered through the use of corporate property, information or position; (b) using corporate property, information, or position for personal gain; and (c) competing with the company. Employees, officers and trustees owe a duty to the company to advance its legitimate interests when the opportunity to do so arises.